Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-Effective Amendment No. 4 to the Form S-1 No. 333‑179941 and No. 333-179941-01 of Prosper Funding LLC and Prosper Marketplace, Inc., respectively, of our reports dated March 31, 2014, relating to the consolidated financial statements of Prosper Funding LLC and its subsidiary and the consolidated financial statements of Prosper Marketplace, Inc. and its subsidiaries, which appear in Prosper Funding and Prosper Marketplace’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California

April 15, 2014